8SCHEDULE 14A INFORMATION

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                             DELCATH SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)
                   -----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
---------------                             ----------------   -----------------

Media Contact:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com                                  FOR IMMEDIATE RELEASE
------------------

              Delcath Systems to Host a Special "Town Hall" Meeting
                        with Shareholders in Stamford, CT
                                      - - -

STAMFORD, Conn., August 25, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) announced today that it will host a special "Town Hall" meeting with Delcath shareholders at 10:00 am ET on Friday, September 8, 2006 at the Sheraton in Stamford, CT. This event will provide Delcath shareholders with an opportunity to ask questions of Delcath's President and Chief Executive Officer, Mr. M.S. Koly, regarding Delcath's current and future business and its ongoing defense of the attempted hostile takeover of the Company by Laddcap Value Partners, LP.

This event will be open to all Delcath shareholders who register with the Company in advance of the meeting. The event also will be webcast live over the Internet at the Company's website. Shareholders who wish to listen to the webcast should visit www.delcath.com and click on the "Town Hall Meeting" link 15 minutes before the start of the meeting. Delcath encourages all shareholders who are unable to attend the meeting in person to take advantage of the live webcast. An archive of the webcast will be available for 30 days following the meeting on the Company's website.

Mr. Koly said, "This is a critical time for Delcath and its shareholders. We believe it is important for our shareholders to clearly understand the current management and Board's strategic plan for Delcath, as well as our serious concerns regarding Laddcap's attempt to seize control of the Company. We will be taking this opportunity to allow shareholders to directly ask management questions about the future of the Company. We encourage all shareholders, who are able, to attend in person."

Registration Information:
-------------------------

Shareholders who wish to attend must register in advance by contacting Todd Fromer or Garth Russell, of KCSA Worldwide, at 212-896-1215 or 212-896-1250. Only record or beneficial owners of Delcath's Common Stock may attend the Town Hall Meeting in person. When you arrive at the Town Hall Meeting, you must present photo identification, such as a driver's license. Beneficial



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owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. Delcath undertakes no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

On August 17, 2006, Laddcap filed a definitive consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's nominees. In response, on August 21, 2006, Delcath filed a definitive consent revocation statement on Form DEFC14A (the "Definitive Consent Revocation Statement") with the SEC in opposition to Laddcap's consent solicitation. Delcath shareholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders' interests in Laddcap's consent solicitation.

The Definitive Consent Revocation Statement and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M.S. Koly, President and Chief Executive Officer, (203) 323-8668.

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